Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Checkpoint Therapeutics, Inc. on Form S-3 (No. 333-221493) and S-8 (No. 333-216856 and 333-221488) of our report dated July 11, 2016, on our audit of the related statement of operations, stockholders' equity, and cash flow for the year ended December 31, 2015, which report is included in the Annual Report on Form 10-K to be filed on or about March 16, 2018. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

New York, New York

March 16, 2018